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                                                                     Exhibit 5.1
                              October 18, 1999

Quantum Corporation
500 McCarthy Boulevard
Milpitas, CA 95035

     RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about October 18, 1999 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 313,480 shares of Quantum Corporation-- Hard Disk Drive Group Common Stock, par value $.01 per share, and 626,813 shares of Quantum Corporation--DLT & Storage Systems Group Common Stock, par value $0.01 per share (the "Shares"), reserved for issuance pursuant to the Meridian Data, Inc. 1987 Meridian Data Incentive Stock Option Plan, 1988 Incentive Stock Plan, 1995 Director Option Plan and 1997 Incentive Stock Plan (the "Plans"). As your counsel in connection with the preparation and filing of the Registration Statement, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares pursuant to the Plans.

     It is our opinion, when issued and sold in the manner referred to in the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendment thereto.

                                            Very truly yours,

                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation



                                            /s/ WILSON SONSINI GOODRICH & ROSATI